UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2011

THOMPSON CREEK METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle
Suite 810
Littleton, Colorado 80120

(Address of Principal Executive Offices)

(303) 761-8801

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last
report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01. Entry into a Material Definitive Agreement

On March 30, 2011, Thompson Creek Metals Company Inc. (the “Company”) entered into a Master Funding and Lease Agreement (the “Master Agreement”) with Caterpillar Financial Services Limited (“Caterpillar”).

The Master Agreement provides for up to $132 million in equipment financings (the “Facility”) comprised of three separate tranches of $20 million, $50 million and $62 million.  The $20 million tranche is available immediately, and the $50 million and $62 million tranches are available upon the satisfaction of certain conditions specified in the Master Agreement.

The Company entered into the Master Agreement to finance its purchase of mobile mining equipment from Finning (Canada) and Bucyrus Canada Limited for use at the Company’s Mt. Milligan copper-gold mine currently under construction in British Columbia, Canada.  Pursuant to the Master Agreement and agreements entered into in connection therewith, the Company may draw down on the Facility as the equipment is delivered to Mt. Milligan and use the proceeds from each draw down to purchase the equipment directly from the applicable vendors. Caterpillar will then purchase such equipment from the Company and simultaneously lease such equipment back to the Company.

Each borrowing under the Facility will be for a term of 60 months.  The Company will pay interest on the amounts borrowed under the Facility at either floating or fixed rates, at the Company’s option, calculated as set forth in the Master Agreement.  The Company’s ability to request advances under the Facility will terminate 33 months following its effective date (or such later date as may be agreed upon by Caterpillar) and any unused commitments under the Facility will then terminate and no longer be available to the Company.  At the end of each 60-month lease period, the Company will have the option to purchase the underlying equipment for a nominal sum.

The Master Agreement contains customary representations and warranties of the Company for the benefit of Caterpillar.  The Master Agreement also contains various affirmative and negative covenants and customary events of default.  Under the terms of the Master Agreement, during the term of the Facility, the Company is required to be in compliance with the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio financial covenants included in the Company’s outstanding senior secured revolving credit agreement that it entered into with certain lenders on December 10, 2010 (the “Credit Agreement”).  In addition, as a condition to any drawdown of the Facility, the Company must be in compliance with the Consolidated Liquidity financial covenant included in the Credit Agreement.

The above description is qualified in its entirety by reference to the terms of the Master Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2011, the Company entered into the Master Agreement more specifically described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 2.03.

Item 8.01. Other Events

On March 31, 2011, the Company issued a press release announcing its entry into the Master Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1*	Master Funding and Lease Agreement by and among Caterpillar Financial Services Limited, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated March 30, 2011.

99.1	Thompson Creek Metals Company Inc. Press Release dated March 31, 2011.

*

Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

	By:	/s/ Wendy Cassity
Date: April 5, 2011	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1*	Master Funding and Lease Agreement by and among Caterpillar Financial Services Limited, Thompson Creek Metals Company Inc. and Terrane Metals Corp. dated March 30, 2011.

99.1	Thompson Creek Metals Company Inc. Press Release dated March 31, 2011.

*

Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.